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                    United States               --------------------------------
         Securities and Exchange Commission       OMB Number: 3235-0145
               Washington, D.C. 20549           --------------------------------
                                                  Expires:  October 31, 2002
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                                                  Estimated average burden hours
                                                  per response . . . 14.9
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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                   TiVo, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   888706 10 8

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [_] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     888706 10 8                                           Page 2 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Institutional Venture Partners VII, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         3,464,990
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           none
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              3,464,990
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         none
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,464,990
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     7.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 3 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Institutional Venture Management VII, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         3,536,736
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           none
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              3,536,736
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         none
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,536,736
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     7.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 4 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     IVP Founders Fund I, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         91,819
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           none
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              91,819
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         none
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     91,819
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 5 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Samuel D. Colella
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         714
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              714
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,629,269
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 6 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Reid W. Dennis
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         14,067
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              14,067
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,642,622
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 7 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Mary Jane Elmore
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         none
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              none
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,628,555
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 8 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Norman A. Fogelsong
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         4,927
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              4,927
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,633,482
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                           Page 9 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Ruthann Quindlen
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         none
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              none
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,628,555
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                          Page 10 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     L. James Strand
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         none
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              none
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,628,555
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                          Page 11 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William P. Tai
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         none
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,536,736
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              none
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,536,736
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,536,736
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     7.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                          Page 12 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     T. Peter Thomas
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         none
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              none
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,628,555
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                          Page 13 of 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Geoffrey Y. Yang
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                    5.  Sole Voting Power

                         38,521
                    ------------------------------------------------------------
    Number of       6.  Shared Voting Power
     Shares
  Beneficially           3,628,555
    Owned by        ------------------------------------------------------------
      Each          7.  Sole Dispositive Power
    Reporting
     Person              38,521
      With          ------------------------------------------------------------
                    8.  Shared Dispositive Power

                         3,628,555
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,667,076
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                             [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.     888706 10 8                                          Page 14 of 18

Item 1.

       (a)   Name of Issuer:   TiVo, Inc.

       (b)   Address of Issuer's Principal Executive Offices:
                         2160 Gold Street, P.O. Box 2160, Alviso, CA  95002-2160

Item 2.

       (a)   Name of Persons Filing:
                             Institutional Venture Partners VII, L.P. ("IVP") Institutional Venture Management VII, L.P. ("IVM") IVP Founders Fund I, L.P. ("FFI")
                             Samuel D. Colella ("SDC")
                             Reid W. Dennis ("RWD")
                             Mary Jane Elmore ("MJE")
                             Norman A. Fogelsong ("NAF")
                             Ruthann Quindlen ("RAQ")
                             L. James Strand ("LJS")
                             William P. Tai ("WPT")
                             T. Peter Thomas ("TPT")
                             Geoffrey Y. Yang ("GYY")
IVM is the General Partner of IVP. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT, & GYY are General Partners of IVM. SDC, RWD, RAQ, LJS, TPT and GYY are General Partners of the General Partner of FFI.

       (b)   Address of Principal Business Office or, if None, Residence:
                                       3000 Sand Hill Road
                                       Building 2, Suite 290
                                       Menlo Park, CA  94025

       (c)   Citizenship:
                                       Entities:  California
                                       Individuals:  United States

       (d)   Title of Class of Securities:
                                       Common Stock

       (e)   CUSIP Number:     888706 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

CUSIP No.     888706 10 8                                          Page 15 of 18


Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):]


By signing below I certify that, to the best of my knowledge and belief, the securities referral to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.     888706 10 8                                          Page 16 of 18



[EXHIBITS]

[A: Joint Filing Statement]

CUSIP No.     888706 10 8                                          Page 17 of 18


                                    SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 1, 2002

Institutional Venture Partners VII, L.P.
By its General Partner, Institutional Venture Management VII, LP

IVP Founders Fund I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

------------------------------------------------
Geoffrey Y. Yang, General Partner

--------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang

CUSIP No.     888706 10 8                                          Page 18 of 18


                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.


Date:             February 1, 2002


Institutional Venture Partners VII, L.P.
By its General Partner, Institutional Venture Management VII, LP

IVP Founders Fund I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

----------------------------------------------------
Geoffrey Y. Yang, General Partner

-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang